Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of MFA Financial, Inc. for the registration of 15,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2011 with respect to the consolidated financial statements for the year ended December 31, 2010 of MFA Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 8, 2013